Exhibit 99.2

Alaska Communications Sells Remaining Wireless Assets for $300 Million

-Significant deleveraging event, achieving one of the lowest leverage levels in the industry-

-Targeting Adjusted EBITDA improvements of approximately $12 million-

-Revealing the inherent value of Broadband and Managed IT Solutions business-

ANCHORAGE, Alaska--(BUSINESS WIRE)--December 4, 2014--Alaska Communications (NASDAQ: ALSK) has entered into a transaction to sell its remaining wireless assets to GCI Communications, Inc. (NASDAQ: GNCMA) for $300 million and plans to use net proceeds to deleverage its balance sheet. A stronger balance sheet, combined with top and bottom line growth, better positions the company to evaluate a variety of additional opportunities to create shareholder value.

“Selling our wireless business increases attention to our greatest areas of growth and highest levels of profitability,” said Alaska Communications President and CEO Anand Vadapalli. “Upon closing, we will significantly strengthen our balance sheet by reducing debt by $250 million. Following closing, we expect to improve Adjusted EBITDA by creating synergies of approximately $12 million. Together with eliminating the overhang from wireless, this will reveal the underlying inherent value of our broadband and managed IT solutions business, opening gateways for new opportunities to create shareholder value.”

Moving Forward with Focus

“We are demonstrating great success in our business broadband strategy, evidenced by the trust placed in us by our longtime customers, like Anchorage School District, and new customers, like the State of Alaska. Our broadband investments are already yielding industry leading revenue growth. As we focus our attention and resources on reliable broadband and managed IT solutions, we look to be the partner of choice for Alaska businesses fortifying our customer relationships by delivering improved service.”

“We appreciate the loyal support of our wireless customers and thank our wireless team who consistently deliver excellent customer service. We are committed to providing customers with this same level of quality service and support during the transition of wireless services,” concluded Vadapalli.

Wireless customers will not see any immediate changes and do not need to take any action at this time and Alaska Communications will notify customers with further details regarding this transition. Alaska Communications will continue to serve businesses, governments and other carriers with its full range of managed IT solutions delivered over highly reliable carrier-class Ethernet networks.

Transaction Detail

In a separate release issued earlier today, Alaska Communications announced it agreed to sell its 33 percent interest in The Alaska Wireless Network, LLC and its wireless subscriber base to GCI for $300 million in cash. The parties expect the transaction to close in the first quarter of 2015. Alaska Communications will continue to receive preferred dividend payments from the AWN joint venture until close. Alaska Communications will incur costs associated with the transaction that include wind down costs of its retail stores, fees and expenses, purchase price adjustments and taxes. The proceeds net of these items are expected to be approximately $250 million. Alaska Communications will dedicate these proceeds to reduce debt to approximately $165 million from approximately $415 million, which will improve the net debt leverage ratio to 3.1x on a pro forma basis from 4.5x. This moves Alaska Communications from one of the highest to one of the lowest levered companies in its sector. Additionally, the company will improve Adjusted EBITDA by eliminating approximately $4 million of negative wireless retail margins and creating approximately $8 million of additional synergies in cost savings associated from simplifying the business.

Evercore Partners and Stephens Inc. provided fairness opinions to the Board of Alaska Communications related to the transaction. Sidley Austin LLP served as legal advisors to Alaska Communications. As part of the transaction, the company is seeking consent from its existing secured lenders. JPMORGAN CHASE BANK, N.A. is the administrative agent for the senior secured credit facilities.

Alaska Communications Conference Call

The Company will host a conference call and live webcast on Dec. 5 at 3:00 p.m. Eastern Time to discuss the transaction. The live webcast will include a slide presentation. Parties in the United States and Canada can access the call at 1-877-397-0291 and enter passcode 771611. All other parties can access the call at 1-719-325-4757.

The live webcast of the conference call will be accessible from the "Events Calendar" section of the Company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until Jan. 6, 2015 at 6:00 p.m. Eastern Time. To hear the replay, parties in the United States and Canada can call 1-888-203-1112 and enter pass code 9717877. All other parties can call 1-719-457-0820 and enter pass code 9717877.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is a leading provider of advanced broadband and managed service solutions for businesses and consumers in Alaska. The Company operates a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

Non-GAAP Financial Measures

This release includes information related to management's estimate of adjusted EBITDA. Adjusted EBITDA, in this context, may not be consistent with EBITDA measures used by other companies, are not measurements under generally accepted accounting principles (GAAP) and should not be considered a substitute for other measures of financial performance recorded in accordance with GAAP. Management of Alaska Communications believes that EBITDA provides useful information to investors. Due to the complexities of estimating cash from operations in future periods, the company is not able to provide a reconciliation of adjusted EBITDA to its nearest GAAP measure.

Forward-Looking Statements

This release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Alaska Communications control. For further information regarding risks and uncertainties associated with the company's business, please refer to Alaska Communications' SEC filings.

CONTACT:
Alaska Communications
Media Relations:
Heather Cavanaugh, 907-564-7722
Director, Corporate Communications
or
Investor Relations:
Tiffany Dunn, 907-564-7556
Manager, Board and Investor Relations
ACSInvestors@acsalaska.com